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                                                                 August 14, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                      Columbia Energy Services Corporation
                           12355 Sunrise Valley Drive
                                    Suite 300
                              Reston, VA 20191-3458

                                File No. 70-8145


Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the Order of the Commission dated April 22, 1993 authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "application"), the undersigned hereby certifies to the Commission that the balance sheet and income statement filed with this interim report reflect the results of operations of Columbia Energy Services, Inc. for the calendar quarter ended June 30, 1997.




                                    Very truly yours,

                                    COLUMBIA ENERGY SERVICES


                                    By: /s/ J. W. Trost
                                       ------------------------------
                                       J. W. Trost, Vice President
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                                                                     Page 1 of 2


                      Columbia Energy Services Corporation
                                  Balance Sheet
                               As of June 30, 1997
                                     ($000)


                        Confidential treatment requested
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                                                                     Page 2 of 2


                      Columbia Energy Services Corporation
                                  Balance Sheet
                               As of June 30, 1997
                                     ($000)


                        Confidential treatment requested
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                      Columbia Energy Services Corporation
                                Income Statement
                          Quarter Ending June 30, 1997

                                     ($000)



                        Confidential treatment requested